Exhibit 10-hh

DEED OF SETTLEMENT

The undersigned:

1.	Chiquita Banana Company B.V., established at Breda, represented by Mr. Bob Kistinger, in his capacity as President COO of CBI, hereinafter “the Company”;

and

2.	Peter Anthony George Horekens, residing at Nachtvlinderslaan 19, Brussel 1000, Belgium, hereinafter “Mr. Horekens”;

BACKGROUND

As from July 14, 1997, Mr. Horekens entered into the service of the Company in the framework of an employment agreement (hereafter “employment agreement”).

In mid-November 2003, the Company informed Mr Horekens of its desire to discontinue the employment agreement, with effect as from 31 December 2003.

Mr Horekens agreed to cooperate with the termination process and to resign from all his positions within the Company, subject to the financial consideration and terms and conditions provided for by this deed of settlement (“Settlement”) and the other agreements referred to in this Settlement.

Indeed, Mr. Horekens and various group companies entered into various agreements in the context of Mr Horekens cessation of all professional activities for such group companies (hereafter ‘the Departure Agreements’).

DECLARE TO HAVE AGREED AS FOLLOWS:

Mr. Horekens shall resign from all positions within the Company and affiliated companies in The Netherlands, including but not limited to the position Managing Director under the articles of association of the Company, as per 31 December 2003 and agrees to co-operate in the formal proceedings to be taken to effect his resignations.

1.	The employment agreement shall terminate per 31 December 2003 (“the Termination Date”).

2.	Until the Termination Date, the Company will pay to Mr. Horekens his present benefits. After the Termination Date, no benefits are due. The Company shall provide Mr. Horekens with a final settlement per the Termination Date subject to Dutch tax law.

3.	Within 15 days after signature of this agreement, the Company shall pay Mr. Horekens a severance equal to EUR 290,757gross. The aforementioned amount is subject to Dutch tax law. Payment will be made in a manner to be decided by Mr. Horekens, provided that any such direction shall be allowed from a tax law point of view and provided such directions shall not result in risks or extra costs for the Company. If Mr. Horekens wishes to apply (part of) the severance for an annuity or a standing right to periodic payments, the Company is entitled to request sufficient evidence for such annuity or standing right construction before any such payment will be made.

4.	All belongings, including documents, keys, entrance cards, mobile phone, laptop (if any) and business credit cards of the Company and/or its affiliated companies in the Netherlands Mr. Horekens presently possesses, will be returned within 15 days after signature of this agreement.

5.	Until and after the termination of the employment agreement, Mr. Horekens shall observe full confidentiality with respect to all matters relating to the Company and its affiliated companies and shall not in any manner disclose any information .Save as required by law, neither the Company and its affiliated companies nor Mr.Horekens shall without the consent in writing of the other party, disclose the terms of this agreement to any person other than to involved professional advisors, who require the information for necessary professional purposes. Parties shall in the future conduct themselves with respect to the other party within the confines of normal good behaviour. They shall not refer to the other party in the future vis-à-vis third parties in a negative way. Neither party shall co-operate in any publication and/or publicity about the other party without a written consent of the other party.

6.	The Company shall pay the bonus for performance in 2003 in line with the bonus policy of the Company. One-third of such bonus, if any, will be paid in 2004 at the same time as for the other eligible executives of the Company. The applicable social security contributions and taxes will be withheld.

7.	In the event that the Dutch tax administration or any other competent authority in this or any other jurisdiction should determine that additional income tax are or were due and payable on any part of the Payments made to Mr. Horekens by the Company in the context of the separation, then Mr. Horekens shall be solely liable for such claim and Mr Horekens will indemnify the Company or any Group Company against any claim that may be made upon it by any competent authority in this or any other jurisdiction for such tax .

8.	This agreement is ruled by Dutch law and, without prejudice to the Departure agreements, fully and finally settles any and all claims that parties have or may have against each other, or against the affiliated companies of the Company, arising out of or in connection with the employment or services of Mr. Horekens or the termination thereof. This release does not apply however, to the discharge of Mr. Horekens as member of any Board of Management of the Company or any affiliated company, which discharge shall follow from the decisions of the relevant shareholders meeting with respect to the management of the Board of Management as per applicable rules of company law. It is, however, stated that there are no facts or circumstances known at present which bar such discharge.

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Thus agreed on 19.01 2004

/s/ Bob Kistinger	/s/ P.A. G. Horekens
Chiquita Banana Company B.V.	P.A.G. Horekens
Mr. Bob Kistinger
President COO of CBI

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Settlement Agreement

BETWEEN:	Chiquita International Services Group NV, having its registered office at Rijnkaai 37, 2000 Antwerpen, Belgium;

for the purpose of this agreement represented by Mr Francis Kint, in his capacity as Vice President Sales North & Eastern Europe CISG;

referred to as “the Company”;

AND:	Peter Anthony George Horekens, residing at Nachtvlinderslaan 19, 1000 Brussels, Belgium;

referred to as “Mr Horekens”;

BACKGROUND:

As from July 14, 1997, Mr Horekens was appointed as Managing Director of the Company (hereafter “professional relationships”).

In mid-November 2003, the Company informed Mr Horekens of its decision to terminate the professional relationships, with effect as from 31 December 2003.

Mr Horekens agreed to co-operate with the termination process decided by the Company, subject to the financial consideration and terms and conditions provided for by this agreement (“Agreement”) and the other agreements referred to in this Agreement.

Indeed, Mr. Horekens and various group companies entered into various agreements in the context of Mr. Horekens cessation of all professional activities for such group companies (hereafter, the ‘Departure Agreements’.)

IT IS AGREED:

Article 1

1.

The termination of the professional relationships as decided by the Company will be effective as from 31 December 2003.

2.

Mr. Horekens accepts the Company’s decision to terminate the professional relationships and will co-operate to its implementation by formally resigning from his position as Managing Director of the Company, with effect as from 31 December 2003.

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ARTICLE 2

Subject to the covenants and obligations undertaken by Mr Horekens in this Agreement, the Company shall pay the following amounts to Mr Horekens, who accepts:

(a)	Severance pay equal to a gross amount of EUR 290,757 which shall be paid at the latest by 29 February 2004;

(b)	Bonus for performance in 2003: in line with the bonus policy of the Company. One third of such bonus, if any, will be paid in 2004 by the Company at the same time as for the other eligible executives of the Company.

These amounts shall be paid to Mr. Horekens, subject to applicable withholding tax.

ARTICLE 3

Mr Horekens resigns from all positions within the Company and affiliated companies, as per 31 December 2003. He agrees to co-operate in the formal proceedings to be taken to effect his resignations.

Annex I contains an overview of the board memberships or other positions Mr. Horekens presently holds and from which he accepts to resign.

ARTICLE 4

1.

The company will continue to pay into the group insurance with policy number 7612007 (46) Z7N (group) contracts: 94.362.280 and 281 which it has taken out at the benefit of Mr Horekens with Fortis AG, the company’s contributions, i.e. an amount of approximately 2,473.73 EUR per month during 20 months.

2.

On 31 December 2003 the Company will cease paying the contributions to Fortis AG to cover Mr Horekens’ hospital and disability insurance currently available under policy number 89.311.619 and 88.196.145 (“the Policy”). However, with the agreement of Fortis AG, Mr Horekens may remain a beneficiary under the Policy for 20 months under similar conditions, provided that he personally pays the contributions due under the Policy.

ARTICLE 5

1.

The Company agrees to reimburse to Mr Horekens all reasonable attorney and legal fees incurred by Mr Horekens in connection with claims asserted by third parties prior to 31 December 2005 with regard to the performance of the corporate mandates held by Mr. Horekens in the Company or any affiliated companies, as listed in Annex I, if the following requirements are met:

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(i)	Mr Horekens will fully communicate the claims as asserted within 15 days of his gaining knowledge thereof;

(ii)	Mr Horekens will communicate to the Company the statements of fees as submitted by his legal counsel;

(iii)	The claims are not related to Mr Horekens gross negligence, wilful misconduct or criminally sanctioned liabilities.

2.

In case of dispute between Mr Horekens and the Company regarding what should be considered as the amount corresponding to “all reasonable attorney and legal fees” under section 1 of this Article 5, the most diligent party or the parties shall seek the advice of the bar authorities of the relevant jurisdiction and the parties shall be definitively bound by this advice. In any event, irrespective of the foregoing, the Company’s financial liability towards Mr Horekens under this Article shall be limited to EUR 10,000 for each jurisdiction where any such claims may be filed.

ARTICLE 6

The company shall provide Mr Horekens with the assistance of the tax consultant that used to handle its tax filings during the professional relationships with respect to amounts paid to Mr Horekens by Chiquita group companies in 2003 and 2004 including without being limited to the amounts provided for in this Agreement and the other Departure Agreements.

ARTICLE 7

In the event that the Belgian tax administration or any other competent authority in this or any other jurisdiction should determine that additional income tax are or were due and payable on any payment made by the Company in the context of the separation then Mr. Horekens shall be solely liable for such claim and Mr Horekens will indemnify the Company or any Group Company at their first request against any claim that may be made upon it by any competent authority in this or any other jurisdiction for such tax .

ARTICLE 8

1.

Mr Horekens may continue to use the Company car, type Jaguar, until January 31, 2004, subject to the approval by the leasing Company. Mr Horekens must use the car with due diligence and must return the car to Chiquita at the offices of the Company, in good condition on or before February 1, 2004. During this period, the Company will cover a reasonable amount of fuel.

2.

Mr. Horekens will be able to exercise 75% of the SAR’s granted to him in 2002 in the course of 2004. The SAR’s which have not been exercised before 31 December 2004, will however lapse.

All other SAR’s, stock options, rights on performance shares and rights on matching shares, granted to Mr. Horekens shall lapse immediately and without compensation on 31 December 2003.

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ARTICLE 9

All other belongings, including phone, laptop computer, and printer as well as documents, keys, entrance cards, and business credit cards of the Company or any other Company of the Group that Mr. Horekens presently possesses, will be returned at the latest at the date of signature of this agreement.

ARTICLE 10

After the termination of the professional relationship, Mr Horekens shall observe full confidentiality with respect to all matters relating to the Company and its affiliated companies and shall not in any manner disclose any information, or use such information to his own benefit.

ARTICLE 11

Save as required by law, neither the Company and its affiliated companies nor Mr Horekens shall without the consent in writing of the other party, disclose the terms of this Agreement to any person other than involved professional advisors, who require the information for necessary professional purposes. Parties shall in the future conduct themselves with respect to the other party within the confines of normal good behaviour. They shall not refer to the other party in the future vis-à-vis third parties in a negative way. Neither party shall co-operate in any publication and/or publicity about the other party without a written consent of the other party.

ARTICLE 12

1.

This Agreement is a settlement agreement within the meaning of article 2044 Belgian Civil Code.

Without prejudice to the Departure Agreements, Mr Horekens confirms that the payment, under this Agreement shall constitute the sole financial obligation of the Company and the CHIQUITA GROUP to him.

Without prejudice to the Departure Agreements, this Agreement puts an end to all disputes resulting from the performance or the termination of Mr Horekens’ professional relationships with the Company, as well as any other Company of the CHIQUITA GROUP.

Without prejudice to the Departure Agreements, the parties waive all rights and claims that they could invoke against each other, including by or against any associated or affiliated undertaking of the Company, concerning the performance or termination of the professional relationships, including errors in fact or in law and omission as to the nature and scope of the parties’ respective rights.

Without prejudice to the Departure Agreements, the compensation paid under Article 2 constitutes full and final consideration for any and all damages resulting from the performance and the termination of the professional relationships between Mr Horekens and any group company, in Belgium, Holland, France or any other part of the world.

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Mr Horekens undertakes to resign from all his corporate offices. In addition, he returns at the date of signature of this Agreement the shares that he holds within the Company and the other companies of the Group, as mentioned in Annex, without specific consideration.

2.

This Agreement is governed by Belgian law and, without prejudice to the Departure Agreements, fully and finally settles any and all claims that parties have or may have against each other, or against the affiliated companies of the Company, arising out of or in connection with the professional relationships of Mr. Horekens or the termination thereof.

Any dispute concerning this Agreement will be submitted to the exclusive jurisdiction of the Belgian Courts.

This Agreement was signed in Antwerp, on 19.01.04, in two originals. By signing this Agreement each party acknowledges having received one original.

read and approved

Mr Peter Horekens	THE COMPANY

/s/ Peter Horekens	/s/ Francis Kint
Mr Peter Horekens	Mr Francis Kint
(Signature preceded by the hand-written words “read and approved”)	Vice President Sales North & Eastern Europe CISG

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SETTLEMENT AGREEMENT

BETWEEN THE UNDERSIGNED

•	Chiquita Compagnie des Bananes SA, whose registered office is at 38 rue du Séminaire, 94616 Rungis Cedex, France and which is registered at the Register of Companies and Businesses of Créteil under the number B 542 053 343, represented by Mr Bob Kistinger, President COO of CBI;

(hereafter the “Company”)

AND

•	Mr Peter Anthony George Horekens residing at Nachtvlinderslaan 19, 1000 Brussels, Belgium;

(hereafter “Mr Horekens”)

hereafter the “Parties”.

DEFINITIONS

For the purposes of this Agreement, “Confidential Information”, “Group” and “Control” will have the following meanings:

•	“Confidential Information” means all direct and indirect information whether oral or written, known by Mr Horekens within the scope of his activities or concerning the business of the Company, administrative, commercial or financial matters, technology (including software), products, customers of the Company or any company of the Group. This information includes, inter alia, without this list being exhaustive (i) information relating to the methods and product development, (ii) the names and addresses of the current or potential clients of the Company and of the Group, (iii) pricing and sales strategies, technical matters and concepts, (iv) trade secrets except for information in the public domain or known by Mr Horekens before being appointed a corporate officer of the Company.

•	“Group” comprises any company whatever its legal form, French or foreign, which directly or indirectly, as owner or through one or more intermediate companies, Controls, is Controlled by or is under the same Control as the Company.

•	“Control” means the direct or indirect ownership, as direct owner or through intermediate companies, of at least 50% of the shares to which the voting rights are attached or otherwise a relationship in which the Controlled company is accustomed to acting in accordance with the directions of the Controlling company.

“Departure Agreements” means the agreements entered into between Mr Horekens and various group companies in the context of his cessation of all professional relationships for such group companies.

IT BEING UNDERSTOOD THAT:

1.	Facts

Mr Horekens was appointed as Managing Director of the company. On 18th March, 2003, he was appointed Chairman of the Board of the Company.

In mid-November, 2003, the Group informed Mr Horekens of its decision to terminate his corporate mandates with the Company with effect as from 31 December 2003.

Mr Horekens has decided to co-operate with the termination process decided by the Group by resigning from his corporate mandates. However, Mr Horekens considered that the decision to terminate the corporate mandates with the Company resulted in him suffering professional loss and informed the Company of his intention to challenge the decision in the relevant court.

2.	Reconciliation

The Parties commenced discussions and these negotiations have continued for a considerable time.

Neither of the Parties is willing to accept fully the other Party’s argument but each Party recognises the fact that the corporate mandates have been terminated.

The Parties have agreed to put an end to their dispute and, after having made mutual concessions, now enter into this settlement agreement, the terms of which are set out below.

IT HAS CONSEQUENTLY BEEN DECIDED THAT:

ARTICLE 1

Mr Horekens accepts the Company’s decision to terminate his corporate mandates as Chairman of the Board and Managing Director (“Président Directeur Général”) of the Company and Mr Horekens will co-operate with the Company’s decision by formally resigning from these corporate mandates with effect from 31 December, 2003.

Mr Horekens confirms that he was not an employee of the Company. Consequently, the dismissal procedure was not applicable to the termination of his relationship with the Company and he was not entitled to receive any dismissal indemnities.

Mr Horekens confirms that he has returned the share(s) that he holds in the Company.

ARTICLE 2

As consideration for the termination of Mr Horekens’s corporate mandates, the Company will pay to Mr Horekens a total, definitive, gross lump sum settlement payment of an amount of 290,757 (the “Settlement Payment”) at the latest on 29 February 2004.

One third of the total amount of the bonus for performance in 2003, if any, will be paid by the Company in line with the bonus policy of the Group. This bonus, if any, will be paid in 2004 by the Company at the same time as for the other individuals of the Group who are eligible to receive this bonus.

As for all other previous payments made to Mr Horekens in connection with his corporate mandates, the amounts mentioned above will be subject to the payment in the Netherlands of all applicable social security contributions due, if any by the respective Parties at the date of the payments.

A pay slip providing details of the payment of the above amounts will duly be provided to Mr Horekens.

ARTICLE 3

The Settlement Payment settles all disputes resulting from the conditions surrounding and the reasons for the termination of Mr Horekens’s corporate mandates. This payment will indemnify Mr Horekens for all professional loss that he has suffered or may suffer as a result of the termination of his corporate mandates.

ARTICLE 4

Without prejudice to the Departure Agreements, Mr Horekens confirms that he has no further rights or claims against the Company or any other company in the Group arising out of his corporate mandates and/or the termination of his corporate mandates or his relationship with the Company and irrevocably undertakes to waive:

(i)	all existing or future claims relating to his corporate mandates or their termination or his relationship with the Company that he may have against the Company or any other past, present or future legal entity (irrespective of its legal form) or its successor belonging to the Group; and

(ii)	all existing or future claims relating to his corporate mandates or their termination or his relationship with the Company that he may have against any past, present or future shareholder, corporate officer, manager, employee, agent or representative of the Company or any other past, present or future legal entity (irrespective of its legal form) or its successor belonging to the Group; and

(iii)	all claims for any amount (e.g. salary, bonus, business expenses, dismissal indemnity or compensation for unfair or irregular dismissal etc.) relating to Mr Horekens’s corporate mandates or their termination or his relationship with the Company.

ARTICLE 5

At the date of signature of this agreement, Mr Horekens confirms that he has returned to the Company all property, materials or documents belonging to the Company and/or any Group company as well as any Confidential Information and he undertakes not to use or disclose any Confidential Information for himself or on behalf of any other person other than the Company or any Group company, without the express agreement of the Company.

ARTICLE	6

Mr Horekens agrees that he is fully aware of his situation in relation to social security and tax matters and agrees that any questions in these respects will not affect this agreement.

Mr Horekens confirms that he has taken the necessary time to consider these provisions before signing this agreement.

In the event that the French tax administration or any other competent authority in this or any other jurisdiction should determine that additional income tax are or were due and payable on any payment made by the Company in the context of the separation then Mr. Horekens shall be solely liable for such claim and Mr Horekens will indemnify the Company or any Group Company at their first request against any claim that may be made upon it by any competent authority in this or any other jurisdiction for such tax .

ARTICLE 7

The Parties undertake: (i) to keep both this agreement and the conditions under which Mr Horekens’s corporate mandates have been terminated confidential and (ii) not to disclose any of the terms of this agreement to a third party except where legally required to do so by the relevant social security and/or tax authorities.

ARTICLE 8

The Parties enter into this agreement in accordance with articles 2044 and the following articles of the French Civil code. This agreement settles definitively all present and future disputes between the Parties relating to the performance or termination of Mr Horekens’s corporate mandates and his relationship with the Company and results in the waiver of all rights, actions and claims accordingly.

ARTICLE 9

The terms of this agreement constitute the entire agreement and understanding between the Parties and supersede and replace all other agreements and negotiations (whether implied or express, orally or in writing) between the Parties.

ARTICLE 10

The terms of this agreement shall be governed by and construed in accordance with French Law. The Parties agree to submit to the exclusive jurisdiction of the French Courts as regards any claim or matter arising from this agreement.

Executed in Brussels

On 19.01.04

In two original copies

approved as a settlement without reservation and as a waiver and discontinuance of all action and litigation

/s/ Peter Horekens	/s/ Bob Kistinger
Mr Horekens	On behalf of the Company,
Mr Bob Kistinger
President COO of CBI

(After having initialed all pages, the Parties must write the following above the relevant signature “approved as a settlement without reservation and as a waiver and discontinuance of all action and litigation”)

Non-Competition Agreement

BETWEEN:	Chiquita International Services Group NV, having its registered office at Rijnkaai 37, 2000 Antwerpen, Belgium;

For the purpose of this agreement represented by Bob Kistinger, in his capacity as President COO of CBI, and Mr Francis Kint, in his capacity as Vice President Sales North & Eastern Europe CISG;

referred to as “The Company” ;

AND:	Peter Anthony George Horekens, residing at Nachtvlinderslaan 19, 1000 Brussels, Belgium; referred to as “Mr Horekens”;

BACKGROUND:

As from July 14, 1997, Mr Horekens was appointed as Managing Director of the Company (hereafter “professional relationships”).

In mid-November 2003, the Company informed Mr Horekens of its decision to terminate the professional relationships, with effect as from 31 December 2003.

Mr Horekens agreed to cooperate with the termination process decided by the Company, subject to the financial consideration and terms and conditions provided for in various agreements.

Mr Horekens has considerable experience within the business of import, export, transportation and processing of fresh and preserved fruits.

In that context the Parties have agreed that Mr Horekens will sign a non competition covenant on the terms and conditions set out below (hereafter “Agreement”).

IT IS AGREED:

ARTICLE 1.

Until 31 December 2004, Mr. Horekens undertakes not to solicit, promote business with, be a shareholder holding more than 5% of the shares, or be employed or involved with in any way, directly or indirectly, either for his own account or for the account of others, in an employment agreement or in any consulting arrangement or in any other manner, formally or informally, in or with any Company as listed in Annex I to this Agreement that operates or intends to operate in a line or lines of business of import, export, transportation and processing of fresh and preserved fruits similar to the Company and/or its affiliated companies without prior written consent of the Company. This obligation of non-compete with respect to the companies listed in Annex I will be world-wide.

ARTICLE 2.

As compensation for Mr Horekens ‘s undertaking in article 1, the Company will pay to Mr Horekens a one-off gross lump sum of EUR 150,000 EUR.

This amount will be paid to Mr Horekens, on 29 February 2004, subject to applicable tax withholding.

ARTICLE 3.

Mr Horekens may request for the Company’s approval to carry out activities in, for or to the benefit of an excluded company, as listed in Annex I:

If he wishes to solicit or promote any kind of business, as described in article 1, with a company listed in Annex I; and

If he has serious and reasonable arguments defending that his activities in, for or to the benefit of that company cannot in any way impede or prevent competition, nor render it more difficult for the Company.

The Company will take his request into consideration. Only a clear and written approval can exempt Mr Horekens from his obligation under article 1. The company does not need to motivate its refusal.

ARTICLE 4.

If Mr Horekens breaches the undertaking in article 1, he must reimburse to the Company the compensation that he received pursuant to clause 2.

ARTICLE 5.

This agreement is governed by Belgian law.

Any dispute concerning this Agreement shall be submitted to the exclusive jurisdiction of the Belgian courts.

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This Agreement is signed in Antwerp, on 19.01.04, in two originals. By signing this Agreement each party acknowledges having received one original.

Mr Horekens read and approved	The Company

/s/ Peter Horekens	/s/ Bob Kistinger
Mr Horekens	Mr Bob Kistinger
(Signature preceded by the hand-written words “read and approved”)	President COO of CBI

/s/ Francis Kint
Mr Francis Kint
Vice President Sales North & Eastern Europe CISG

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